Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES REPORTS FISCAL 2009 FOURTH QUARTER AND
FULL YEAR FINANCIAL RESULTS

Conference Call Scheduled for Thursday, November 12th at 12:00 PM ET

Highlights
•	FY 2009 sales declined to $80.4 million from $108.3 million

•	FY 2009 net loss of $4.1 million, or $0.18 per share, including $3.7 million of pre tax legacy litigation settlement expense

•	Q4 FY 2009 net loss of $0.9 million, or $0.04 per diluted share, on sales of $16.3 million

•	Del Medical Imaging business to be exited in FY 2010

•	U.S. Credit facility amended to reflect reduced U.S. borrowing requirements

Roselle, IL – November 10, 2009 -- Del Global Technologies Corp. (OTCBB: DGTC) (“Del Global” or “the Company”) today announced financial results for its fiscal 2009 fourth quarter and year ended August 1, 2009.

John J. Quicke, Del Global’s President and Chief Executive Officer, commented, “We ended fiscal 2009 with sales and profitability impacted by the capital spending slowdown in the U.S. and our international markets. In addition, our liquidity and profitability were impacted by legal settlements of $3.7 million dating to claims made by plaintiffs in the 2002-2003 time frame. In response to the uncertainty of the economic recovery of the U.S.  imaging industry, we’ve decided to exit the Del Medical U.S. imaging business and focus our attention on more lucrative international imaging markets through our Villa subsidiary and our power supply business through our RFI subsidiary. While we acknowledge the challenges inherent in our industries and the general world wide economy, both of our continuing businesses were profitable in fiscal 2009, and we look forward to our future with confidence.”

Q4 FY 2009 FINANCIAL RESULTS

Consolidated net sales for the fiscal 2009 fourth quarter declined by approximately 40.2% to $16.3 million from $27.2 million in the fourth quarter of fiscal 2008, due primarily to lower sales at Del Global’s Medical Systems Group, where net sales declined  43.4% to $12.9 million from $22.8 million in the prior year’s fourth quarter, primarily due to decreased domestic and international sales volume associated with the global economic slowdown and reductions in capital expenditures and credit availability for customers.  The Medical Systems Group consists of the Del Medical Imaging Corp. (“Del Medical”) and Villa Sistemi Medicali S.p.A. (“Villa”) subsidiaries.  Sales at the Power Conversion Group, which consists of the Company’s RFI Corporation subsidiary (“RFI”), for the fourth quarter of fiscal 2009 were $3.3 million, approximately $1.1 million, or 24.9% less than the prior year’s fourth quarter, primarily due to delays driven by declines in customer order rates in the current period.

Consolidated gross margin for the fiscal 2009 fourth quarter was 16.3% as compared to 26.2% in the same period last year.  The Medical Systems Group’s fourth quarter 2009 gross margin of 7.4% was lower than the gross margin of 23.9% in the fourth quarter of fiscal 2008 due primarily to lower sales volumes, plants operating with excess capacity and inventory writeoffs.   The Power Conversion Group’s gross margin for the fourth quarter of fiscal 2009 was 51.0%, versus 38.6% in the prior year fourth quarter, attributable to a more favorable sales mix albeit on lower volumes.

Total operating expenses in the fiscal 2009 fourth quarter were $3.6 million, or 22.1% of total sales,  compared to $4.4 million, or 16.2% of total sales, in the prior year’s fourth quarter.  The $0.8 million decrease in selling, general and administrative expenses was due to ongoing cost reduction initiatives.

Operating loss for the fiscal 2009 fourth quarter was $0.9 million, as compared to operating income of $2.7 million in the fourth quarter of fiscal 2008.  The Medical Systems Group generated an operating loss of $1.9 million in the fiscal 2009 fourth quarter compared to operating income of $2.0 million for the fourth quarter of fiscal 2008.  RFI posted an operating profit of $1.2 million in the fiscal 2009 fourth quarter as compared to $1.1 million in the comparable period last year.  Unallocated corporate expenses for the fourth quarter of fiscal 2009 totaled $0.2 million.

For the fourth quarter of fiscal 2009, the Company reported a net loss of $0.9 million, or $0.04 per diluted share, compared to net income of $2.1 million, or $0.09 per diluted share, in the fourth quarter of fiscal 2008.

FISCAL YEAR 2009 OVERVIEW

Consolidated net sales decreased by 25.8% to $80.4 million from $108.3 million for fiscal year 2008, primarily the result of lower sales at the Medical Systems Group.  Sales at the Medical Systems Group for fiscal year 2009 of $68.4 million reflect a decrease of $26.6 million, or 28.0%, from the prior year, primarily due to decreased  sales volume in the U.S. and international markets. The Power Conversion Group’s sales for fiscal year 2009 of $12.0 million were $1.3 less than prior year’s sales due to reduced customer demand as a result of weak global economic conditions.

Consolidated gross margin was 20.8% in fiscal 2009, compared to 24.7% in fiscal 2008.  This reduction was due to lower sales volumes and plants operating with excess capacity as discussed above.

The operating loss for fiscal 2009 was $3.0 million compared with operating income of $6.4 million last year.  The current year operating loss included $3.7 million in litigation settlement costs, offset by a $2.1 million decrease in selling, general and administrative expenses and research and development.  Operating income for fiscal 2008 included $1.9 million of one-time, non-cash goodwill impairment charges related to the Medical Systems Group’s U.S. medical business and $0.5 million in litigation settlement costs.

The net loss for fiscal 2009 was $4.1 million, or $0.18 per diluted share based upon approximately 23.3 million shares outstanding, compared to net income of $3.0 million, or $0.12 per diluted share, based upon approximately 24.6 million shares outstanding, in fiscal 2008.

SUBSEQUENT EVENT

Subsequent to our 2009 fiscal year end,  the Board of the Company decided to exit the Del Medical U.S. imaging business. This business is part of the Company’s Medical Systems Group. This decision does not include or impact the operations of our Villa subsidiary, which will make up the whole of the Medical Systems Group going forward.

The options for exiting the Del Medical U.S. imaging business include a sale of the operations, a sale of certain assets and product lines of the business unit, or a full shut down. The Company is currently engaged in discussions with prospective buyers for the operation, product lines, or assets and expects to make a final decision regarding the business unit in the near future.

The results of this business disposition will be reported as a loss from discontinued operations in our fiscal 2010 First Quarter Report on Form 10-Q in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

The loss on disposition, under the assumption of a full shut down and including non cash asset write offs, is estimated to be in the range of $6.0 million to $6.5 million and will be recorded in the fiscal 2010 first quarter financial results.

BACKLOG

Consolidated backlog at August 1, 2009 decreased by $9.5 million to $13.2 million from $22.7 million at August 2, 2008.  Backlog at the Medical Systems Group at August 1, 2009 totalled $8.7 million, a decrease of approximately $8.6 million from August 2, 2008, reflecting reduced bookings.  At RFI, backlog totaled $4.5 million at August 1, 2009, a decrease of $0.9 million from levels at the beginning of the fiscal year.  Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

Del Global’s balance sheet at August 1, 2009 reflected working capital of $22.1 million, which included $8.0 million of cash and cash equivalents.  At the end of the fiscal 2009 fourth quarter, Del Global had outstanding borrowings of $7.5 million under its U.S. and Italian revolving credit facilities.  In the aggregate, the Company had approximately $13.1 million of borrowing availability under its domestic and Italian revolving credit facilities.

As a result of Del Medical’s losses, the Company’s U.S. credit facility was amended and reduced. The Company’s U.S. borrowing needs have been reduced pending the exit of the Del Medical U.S. business change. The current borrowing availability under its domestic and Italian revolving credit facilities is approximately $11.8 million.

INVESTOR CONFERENCE CALL

Del Global will host a conference call on Thursday, November 12, 2009 at 12:00 PM Eastern Time / 11:00 AM Central Time to discuss these results.  The telephone number to join this conference call is (877)  466-8988 (Domestic) or (706) 634-0830 (International). The ID is 41179585.

If you are unable to participate in the live call, the conference call will be archived and can be accessed on Del Global’s website for approximately 30 business days.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries, the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.  The Company’s web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

###

DEL GLOBAL TECHNOLOGIES CORP.
John J. Quicke
Chief Executive Officer
(847) 288-7065

Mark A. Zorko
Chief Financial Officer
(847) 288-7003

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008

Net Sales	$16,269	$27,246	$80,400	$108,306
Cost of Sales	13,611	20,095	63,672	81,519

Gross Margin	2,658	7,151	16,728	26,787

Selling, General and Administrative	3,060	3,735	13,977	15,586
Research and Development	540	675	1,992	2,488
Goodwill Impairment	-	-	-	1,911
Litigation Settlement	-	-	3,736	450
Total Operating Expenses	3,600	4,410	19,705	20,435

Operating Income (Loss)	(942)	2,741	(2,977)	6,352

Interest Expense, net	(102)	(84)	(294)	(313)
Other Income	167	156	266	185

Net Income (Loss) Before Income Tax Provision	(877)	2,813	(3,005)	6,224
Income Tax Provision	27	732	1,123	3,247

Net Income (Loss)	$(904)	$2,081	$(4,128)	$2,977

Net Income (Loss) Per Basic Share	$(0.04)	$0.08	$(0.18)	$0.12

Net Income (Loss) Per Diluted Share	$(0.04)	$0.09	$(0.18)	$0.12

Weighted Average Number of Common Shares Outstanding:
Basic	22,718	24,243	23,286	24,196
Diluted	22,718	24,438	23,286	24,646

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	August 1, 2009	August 2, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,983	$7,828
Trade receivables, net	18,043	25,218
Inventories	16,004	18,439
Prepaid expenses and other current assets	1,719	2,085
Total current assets	43,749	53,570

NON-CURRENT ASSETS:
Property plant and equipment, net	6,305	7,377
Deferred income taxes	611	770
Goodwill	4,526	4,526
Other assets	71	110
Total non-current assets	11,513	12,783
TOTAL ASSETS	$55,262	$66,353

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving loan	$7,492	$-
Current portion of long-term debt	1,653	1,797
Accounts payable – trade	7,304	12,191
Accrued expenses	5,239	8,378
Income taxes payable	-	-
Total current liabilities	21,688	22,366

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	2,385	4,504
Deferred income taxes	-	-
Other long-term liabilities	2,561	3,320
Total non-current liabilities	4,946	7,824
Total liabilities	26,634	30,190

SHAREHOLDERS' EQUITY:
Total shareholders' equity	28,628	36,163
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$55,262	$66,353